Exhibit 10.1

DRUG SUPPLY AGREEMENT

Les Laboratoires Servier
22 rue Garnier
92200 Neuilly sur Seine Cedex
France

Product Names:     [**]PCI-24781 (Pharmacyclics)

1)	Introduction

[**]
Pharmacyclics and Servier have entered into a Collaboration Agreement, effective April 9, 2009 to co-develop the HDAC Inhibitor identified as [**]or PCI-24781 (Pharmacyclics).  Pursuant to Section 4.3 of the Collaboration Agreement, Pharmacyclics has agreed to use “Reasonable Efforts” (as defined in the Collaboration Agreement) to manufacture or have manufactured quantities of [**]for clinical use by Servier.  With this agreement (the “Agreement”), Pharmacyclics will facilitate the manufacture of a targeted amount of [**] cGMP quality [**]through its Third Party Manufacturing organizations. The terms of this Agreement shall not amend the Collaboration Agreement signed on April 9th, 2009, which specifies under Section 4.3 that a supply agreement shall be negotiated between the parties containing terms consistent with such Section 4.3 and such other terms as are reasonable and customary for arrangements of this type.

2)	Scope of Work: Deliverables, Timing, Resources

The table below has the project divided into phases to show activities required to complete the manufacture of a targeted amount of [**] of [**]. The table outlines the timing and activities.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Campaign	Activity	Timing
Phase 1 [**]	• [**] • [**]	[**])

Phase 2 [**]

•     Preparation and procurement of raw materials
•     [**] drafts batch record for pilot plant scale manufacturing of [**].  Timing dependent on customer review and approval.
•     [**]
•     QC testing and release at Pharmacyclics.
•     QA release.
[**] [**] [**] [**] [**]

[**], is under contract with Pharmacyclics to manufacture [**].  For Phase 1 of this Agreement, [**] using their pilot plant facilities.

[**], is under contract with Pharmacyclics to manufacture [**].  For Phase 2, [**] will complete the [**]. Each batch will be performed at [**].

Pharmacyclics shall use Reasonable Efforts to ensure the Third Party Manufacturers produce the [**]according to cGMP and deliver product according to the timeline below.  Pharmacyclics will arrange to have a QC release testing sample provided to Servier after a batch is manufactured.  A copy of the completed manufacturing batch record will also be provided for Servier QA review.; Pharmacyclics will also perform all QC release testing and provide a certificate of analysis of [**] (as required with GMP – part 2).

With the change in product specification requested by Servier after issuance of PO [**], a contingency plan has been established to address potential failure of the drug substance to conform to the new specifications set forth in Section 3(b) below.  [**] will produce the first [**]batch of drug substance as an engineering batch under cGMP.  Successful manufacture of the engineering batch will lead directly to manufacture of the second [**]batch of drug substance and completion of the campaign.  Pricing for successful manufacture of [**] batches of drug substance will be as described in Section 6.

In the event the engineering batch fails to produce drug substance conforming to specification, [**], Pharmacyclics and Servier will discuss the necessary actions to be taken to remedy such situation. In any event, prior to [**] initiating any additional development work after a failed engineering batch and in conformance with Section 7(e) below, Pharmacyclics will review the failed engineering batch with Servier and [**] and obtain Servier’s prior approval for the planned development work and the estimated additional costs.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Below is a Gantt chart showing timing of events for manufacture of [**].  The timeline provides a best estimate of when Third Party Manufacturers will be able to schedule pilot plant time. Item 22 of the Gantt shall only be initiated after a meeting between Servier, [**] and Pharmacyclics has taken place.

[**]

3)	Analytical Methods and Specifications

a.	Method Transfer:
All analytical methods necessary for manufacture have been qualified by [**], [**][**] and Pharmacyclics.  Any testing to be performed by Servier will require analytical method transfer from Pharmacyclics to Servier. Such method transfer is outside the scope of this Agreement. However, such transfer is the responsibility of Pharmacyclics as indicated in Section 4.2 “Exchange of Data” of the Collaboration Agreement.

b.	Specifications for [**]:

[**]

4)	Documentation / Reports

Upon request, development and/or campaign reports will be provided to Servier by Pharmacyclics no later than five (5) months after delivery of product. These reports will be accompanied by a copy of the batch records used by [**] and [**] for the manufacture of the DS batches

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5)	Packaging/Labeling/Shipment

Drug substance shipments will be FOB – [**] (as defined by the 2000 Incoterms of the ICC) to a destination to be provided by Servier.  Servier will be the importer of record and will pay all taxes due in France as well as being responsible for any and all customs requirements and payments.  Risk of loss will transfer to Servier upon [**]’s delivery of the shipment of [**] to the designated carrier, provided that Pharmacyclics agrees to obtain all necessary insurance for the proper shipment of the Drug substance at Servier’s expense and under Servier’s behalf. Pharmacyclics will invoice Servier separately for any and all shipping and insurance costs.

6)	Pricing

[**]

7)	Terms and Conditions

a)
This Agreement will serve as the supply agreement referred to in Section 4.3 of the Collaboration Agreement. A purchase order has been signed and purchase will be made under purchase order [**]. Terms or conditions of any purchase order, acknowledgement, or other form given or received that are additional to or inconsistent with this Agreement or such purchase order [**] shall have no effect and such terms and conditions are hereby excluded.

b)	The current estimated costs per the contracts established to produce the desired [**] of [**] are $[**]
The project has been initiated by the receipt of PO [**] from Servier.
The PO is intended to cover the whole project and is in the amount of $[**].

i) Pharmacyclics will invoice an initial upfront prepayment for[**]% of the project in the amount of $[**].

ii) Pharmacyclics will invoice an additional [**]% upon completion of manufacture of [**].

iv) The remaining balance will be invoiced on acceptance by Servier and delivery of [**].

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

v) PO’s and remittances (prepayments, payments, and final payments) should be sent to the attention of:

Ramses Erdtmann, Vice President of Finance
Pharmacyclics Inc
995 E. Arques Ave.
Sunnyvale, CA 94085
Phone:        (408) 215-3325
Fax:            (408) 774-0340
Email:         rerdtmann@pcyc.com

vi) Key invoicing contacts for Servier:

Stéphane DEPIL

c)	All prices are in US dollars.

d)
This Agreement is effective as of the signature date of this agreement (“Effective Date”) and unless terminated otherwise in accordance with Section (i) below, shall be in effect until the first to occur of (i) delivery to Servier of the [**] batches of [**] as contemplated in Section 2 above, or (ii) termination of the Collaboration Agreement.

e)
Pharmacyclics and its Third Party Manufacturer(s) will, in accordance with the Collaboration Agreement, apply Reasonable Efforts using the current synthetic route or process.  In the event that yields or purities obtained are contrary to those provided due to but not limited to difficulties of scale, chemistry inconsistencies or misrepresentation, Pharmacyclics and Servier will mutually agree to discuss pathways to proceed with the project. These discussions may potentially require scope changes to the program, extension of the project timeline, and additional monetary funds.

f)
If there are unforeseen complications due to the nature of the project that significantly hinders Third Party Manufacturer’s ability to proceed with the completion of this project, Pharmacyclics will notify Servier of any such difficulties and the parties agree to act in good faith to resolve difficulties in an amicable manner. The project may require scope changes to the program, additional monetary funds and timeline extensions to properly proceed with the project.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

g)
Servier understands that the quantity requirement stated in the Agreement is a nominal target output based on conversion of appropriate amounts of starting materials.  Servier will purchase the material at the following conditions:

-	[**]

-	[**]

-	[**].

h)	Servier has reviewed and agrees to accept [**] that conforms to the specifications listed in Section 3) b. above.

To ensure that the quality of the product is met, Third Party Manufacturer will supply both Pharmacyclics and Servier with an analytical sample from the main batch to verify conformance to specifications.  If the product does not conform to the specifications and investigation shows that the Third Party Manufacturer failed to follow cGMP and/or the manufacturing process, Pharmacyclics through it’s Third Party Manufacturer will cause a new batch of product to be produced and Servier shall have no cost and expense with respect to the non-conforming batch.

i)
In the event of a party’s material breach of this Agreement, the non-breaching party shall have the right to provide notice of its intention to terminate this Agreement.  Such notice shall specify in reasonable detail the facts and circumstances constituting the material breach of this Agreement. Upon the expiration of ninety (90) days after receipt by the breaching party of such notice, if the breaching party has not cured such material breach, the non-breaching party shall have the right to terminate this Agreement by giving a notice of termination, which shall be effective on the date such notice is given.

j)	In the event of project termination not due to a material default of Pharmacyclics or [**], Servier agrees to pay Pharmacyclics all direct costs incurred such as pass through costs associated with:

a)  All work already completed up to the time of termination.

b)  The price of all material/capital commitments already made.

c)  Payment to cover all committed plant time. In the event that Manufacturer(s) is able to re-schedule other projects for parts of this time, Manufacturer(s) would reimburse Pharmacyclics at which time Pharmacyclics would reimburse Servier accordingly.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The pricing quoted for this [**] order assumes that the manufacturer can scale as customary and will not have a loss of product. Pricing for a smaller batch ([**]) is at a significantly higher per [**] pricing. Both parties agree to pursue the cost effective [**] route. In case, however, the scaling creates difficulties and can not be done, Pharmacyclics will first inform Servier, and in such unlikely event Pharmacyclics will get together with Servier and its Manufacturer to discuss further solutions either by improving the process or reverting back to the [**] manufacturing process.

8)	Warranty and Limitation of Liability

A.
Pharmacyclics represents and warrants to Servier that  (a) it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights of any kind held by other parties, private or public, inconsistent with the provisions of this Agreement, (b) the services shall be performed with requisite care, skill and diligence, in accordance with Applicable Laws and industry standards, and by individuals who are appropriately trained and qualified.

B.
Pharmacyclics represents and warrants to Servier that, at the time of delivery to Servier, the product supplied under this Agreement (a) will have been manufactured in accordance with cGMP and all other Applicable Laws, the Manufacturing Process, the applicable Quality Agreement, and Specifications, and (b) will not be adulterated or misbranded under the Food, Drug and Cosmetic Act or other Applicable Laws as the direct result of Pharmacyclics’ Third Party Manufacturer’s failure to manufacture in accordance with cGMP or the manufacturing process.

C.
Pharmacyclics represents and warrants to Servier it has not used nor shall use in any capacity  the services of any persons employed by it’s Third Party Manufacturer who have been debarred under 21 U.S.C. U.S.C. § 335(a) or 335(b) in connection with the manufacture of the product.

D.
Pharmacyclics has contracted with Third Party Manufacturers to have [**] manufactured on Servier's behalf. Pharmacyclics' Third Party Manufacturers' liability under such contracts is limited to replacement of non-conforming products; therefore Pharmacyclics can only provide the same limited recourse to Servier.  Consequently, notwithstanding anything to the contrary in this Agreement, Servier's sole recourse under this Supply Agreement is the replacement of a batch(s) by Pharmacyclics, free of charge.

E.	This Agreement is subject to the disclaimer of consequential damages contained in Section 10.4.1 (Limitation of Liability) of the Collaboration Agreement

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9)	Miscellaneous.

The relationship of the parties shall be that of independent contractors.  This Agreement, including its exhibits, together with the Collaboration Agreement, sets forth the entire agreement between the parties with respect to the subject matter contained herein and supersedes any previous understandings, commitments or agreements, whether oral or written.  This Agreement may only be amended with a writing signed by authorized representatives of both parties hereto that specifically and expressly refers to this Agreement.  A waiver by any party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. The parties may not assign or otherwise transfer its rights and obligations hereunder without the prior written approval of the other party, provided that no such consent shall be required for a party to transfer or assign this Agreement to a party that succeeds to all or substantially all of the assigning party’s business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise; provided that such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same document.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

PHARMACYCLICS, INC. 995 E. Arques Avenue Sunnyvale, California 94085-4521			Les Laboratoires Servier 22 Rue Garnier 92200 Neuilly sur Seine Cedex France

By:	/s/ Robert W. Duggan		By:	/s/ Christian Bazantay
	Name:	Robert W. Duggan		Name:	Christian Bazantay
	Title:	Chairman & CEO		Title:	Proxy

Date: 18th, December 2009			Date: 10th December, 2009

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ADDENDUM

1)	Quality Standards

This section summarizes some of the essential quality features supporting the cGMP production work by Pharmacyclics Third Party Manufacturers.

cGMP Manufacturing Standards - cGMP manufacture will be conducted in accordance with FDA ICH guidelines,  as it applies to the scope of the project.

i)	MATERIALS

(1)	Materials will be ordered against defined specifications.

(2)	All raw materials will be received with a supplier’s Certificate of Analysis. Pharmacyclics will review and approve raw material specifications for defined raw materials.

(3)	All raw material batches, for use in cGMP production, will be sampled from their final packaging and QC released prior to use.

(4)	All raw material tests and methods will be fully documented.

(5)	The identity and quality status of all materials will be traceable.

(6)	All materials, intermediates, and finished products will be labeled with an identity and test status.

ii)	EQUIPMENT

(1)	All equipment used for cGMP manufacturing will be maintained in a qualified and controlled state.

(2)	Equipment will be qualified and maintained to ensure performance.

(3)	If equipment is used for measurement or inspection, it will be calibrated or verified to ensure operation within defined specifications.

(4)	Multi purpose equipment may be utilized, following Standard Operating Procedures including appropriately validated or verified cleaning procedures.

iii)	Appropriately trained personnel will carry out manufacture.

2)	QA / Product Release

Third Party Manufacturer(s) will ensure that manufacturing has been performed in accordance with cGMP regulations. The following will apply:

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

a)	Full details of all cleaning, processing, and testing will be recorded.

b)
Product specific Batch Records will be used in all manufacturing operations. Deviations will be documented and subject to Quality Assurance approval.  Pharmacyclics Operations and Quality Assurance will review and approve Mater Batch Record and any major deviation from approved procedures in the Master Batch Record.  Pharmacyclics will approve any process changes.

c)	Process change control will apply. All relevant observations made during the processing will be documented. Any deviations from the batch record will be documented.

d)	Full batch record documentation will be completed and approved by Quality Assurance. Pharmacyclics Chemical Operations and Quality Assurance will also review and approve batch history records.

e)	Intermediate product(s) will be tested and the batch records reviewed by appropriate Third Party Manufacturer.

f)	Third Party manufacture(s) will retain analytical samples per SOP.

g)	Copies of completed batch records may be provided upon request.

3)	Final Product Specifications

a)	Product shall comply with the product specifications provided by Pharmacyclics and Servier.

b)	Additional test methods and/or specifications could be added, after appropriate data gathering, technical, and business discussions.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.